AGREEMENT TO EXTEND

LETTER OF INTENT TO ACQUIRE CONTROLLING INTEREST IN GOLDEN ZONE

Goldspan Resources Inc. (GRI), and Alix Resources Corp entered into a Letter of Intent to Acquire 60% interest in Golden Zone mining property on April 5, 2012 with certain terms which were not met by GRI. On November 30, 2012 the Parties signed an Agreement to Extend the terms of the original LOI. The terms of this Agreement to Extend the LOI were not met in full. In as much as both Parties to the LOI still desire to proceed with the plan to work together on developing the property herein defined as Golden Zone in Alaska, and the Parties agree that they have come to terms on Extending the Option one more time, they agree with the following terms:

1.	Goldspan Resources will provide a nonrefundable payment in the amount of $25,000 to Alix Resources no later than May 31, 2013.
2.	Upon receipt of the full payment of $25,000, Alix will surrender 500,000 shares of common stock in Goldspan (GSPN) of its 5,000,000 shares issued in December as a part of the previous Agreement to Extend the LOI.
3.	Goldspan Resources will provide a second payment of $75,000 to Alix no later than June 30th as full payment of the Terms to Extend the Agreement to Purchase controlling interest in Golden Zone through Alix Resources Corp.
4.	Upon receipt of the second payment in the amount of $75,000; Alix will immediately surrender 1,000,000 shares of Goldspan (GSPN).
5.	During the 45 day payment period, Alix and Goldspan will modify its plan of operation to acquire controlling interest in Golden Zone on terms which are mutually agreeable to both Parties. The second payment will be contingent upon reaching a mutually acceptable operations/financing plan.
6.	In the event that Alix is offered another desirable financial and business partner opportunity during this 45 day period, they shall have the right to do so with no penalty or recourse by either Party to this Agreement. Goldspan will retain the 500,000 shares of GSPN and Alix shall retain the $25,000 payment with no claims or liabilities against either Party. Goldspan will be released from any obligation to pay the second payment of $75,000 upon written notice within ten business days of Alix’s receiving a more desirable offer.

If the above terms generally describes your best understanding and intentions of the Terms of an Agreement to Extend the Letter of Intent as amended on November 30, 2012, then please so indicate so by affixing your signatures below on this 21st of May 2013. The original Letter of Intent and the Agreement to Extend are both attached and become a part hereto.

/s/ Phillip Allen	/s/ Michael England
Phillip Allen, President, Goldspan Resources Inc.	Michael England, President Alix Resources Corp.